Exhibit 24-b


                               POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS:

      THAT, WHEREAS, SBC COMMUNICATIONS INC., a Delaware corporation, hereinafter referred to as the "Corporation," proposes to file with the Securities and Exchange Commission at Washington, D.C., under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-3 for the issuance of up to sixteen million (16,000,000) shares of the Corporation's common stock pursuant to the Direct Stock Purchase and Reinvestment Plan (the "Plan"); and

      WHEREAS,   the   undersigned  is  an  officer  and  a  director  of  the
Corporation;

      NOW,  THEREFORE,  the undersigned hereby constitutes and appoints Edward
E. Whitacre, Jr., James D. Ellis, Donald E. Kiernan, Alfred G. Richter, Jr., Roger W. Wohlert, or any one of them, all of the City of San Antonio and State of Texas, his attorneys for him and in his name, place and stead, and in each of his offices and capacities in the Corporation, to execute and file such Registration Statement, and thereafter to execute and file any and all amended registration statements and amended prospectuses or amendments or supplements to any of the foregoing, hereby giving and granting to said attorneys full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and concerning the premises, as fully to all intents and purposes as the undersigned might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do, or cause to be done, by virtue hereof.

      IN WITNESS WHEREOF, the undersigned has hereunto set his hand the 19th day of December 1997.



/s/ Royce S. Caldwell
Royce S. Caldwell
President - SBC Operations
and Director